EXHIBIT 99.2


     OFS BRIGHTWAVE, LLC
     CONSOLIDATED FINANCIAL STATEMENTS FOR THE
     YEAR ENDED DECEMBER 31, 2002 AND THE PERIOD
     FROM INCEPTION (NOVEMBER 17, 2001) TO
     DECEMBER 31, 2001

OFS BRIGHTWAVE, LLC
CONSOLIDATED FINANCIAL STATEMENTS
TABLE OF CONTENTS
------------------------------------------------------------------------------

                                                                       PAGE(S)

FINANCIAL STATEMENTS:

   Report of Independent Accountants                                        1

   Consolidated Statement of Financial Position
     as of December 31, 2002 and 2001                                       2

   Consolidated Statement of Operations and Comprehensive Income
     for the year ended December 31, 2002 and the period from
     inception (November 17, 2001) to December 31, 2001                     3

   Consolidated Statement of Changes in Members' Interest for the
     year ended December 31, 2002 and the period from inception
     (November 17, 2001) to December 31, 2001                               4

   Consolidated Statement of Cash Flows for the year ended
     December 31, 2002 and the period from inception (November 17,
     2001) to December 31, 2001                                             5

   Notes to the Consolidated Financial Statements                      6 - 21

FINANCIAL STATEMENT SCHEDULES:

   Schedule II - Valuation and Qualifying Accounts
     for the year ended December 31, 2002 and the period from
     inception (November 17, 2001) to December 31, 2001                    22





All other schedules are omitted as they are not applicable or the required information is shown in the financial statements or notes thereto.

                     REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Managers of
OFS BrightWave, LLC:


In our opinion, the accompanying consolidated statement of financial position and the related consolidated statement of operations and comprehensive income, of changes in members' interest, and of cash flows present fairly, in all material respects, the financial position of OFS BrightWave, LLC ("the Company") at December 31, 2002 and 2001, and the results of its operations and its cash flows for the year ended December 31, 2002 and the period from inception (November 17, 2001) to December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 and Note 3, the Company is a majority owned subsidiary of Fitel USA. Fitel USA also owns OFS Fitel and the two enterprises (the Company and OFS Fitel) have a supply agreement and contract manufacturing agreement with each other. The Company and OFS Fitel also share certain management and overhead expenses. The results of operations or financial position of the Company could differ from those that would have been obtained if the enterprises were autonomous.



/s/ PricewaterhouseCoopers LLP

February 14, 2003, except as to Note 3,
  which is as of February 28, 2003
Atlanta, Georgia

OFS BRIGHTWAVE, LLC
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(U.S. DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------

                                                      DECEMBER 31,  DECEMBER 31,
                                                          2002          2001
 ASSETS
 Current assets
   Cash and cash equivalents                          $    11,448   $   171,421
   Accounts receivables, net of allowance for
     doubtful accounts of $894 and $0, respectively        13,431        39,770
   Receivable from affiliates                              28,801        25,506
   Inventories                                             27,493        61,354
   Other receivable                                             -         7,508
   Other current assets                                     2,703        10,067
                                                      -----------   -----------
          Total current assets                             83,876       315,626
 Property, plant and equipment, net                       501,498       618,424
 Amounts due from affiliate related to pension
   and other postretirement benefits                          465         3,497
 Identified intangible assets, net                        150,823       165,855
 Goodwill                                                   2,052       133,833
 Other assets                                                 427            38
                                                      -----------   -----------
          Total assets                                $   739,141   $ 1,237,273
                                                      ===========   ===========
 LIABILITIES, MINORITY INTEREST AND MEMBERS' INTEREST
 Current liabilities
   Accounts payable                                   $    13,697   $    22,589
   Payable to affiliates                                   25,333        24,191
   Payroll and benefits liabilities                        10,439         5,715
   Acquisition related reimbursements to members                -        22,954
   Acquisition related liabilities                          1,100        25,938
   Obligations under capital leases, current                1,567         1,481
   Other current liabilities and accrued expenses           5,217        11,451
                                                      -----------   -----------
          Total current liabilities                        57,353       114,319
 Notes payable to members                                 175,000       150,000
 Pension obligation and other postretirement benefits       4,078         3,791
 Obligations under capital lease                            2,809         4,163
 Deferred income taxes                                          -        32,058
 Other liabilities                                            410         3,599
 Minority interest in equity of affiliates                 45,338        52,400
                                                      -----------   -----------
                                                          284,988       360,330
                                                      -----------   -----------
 Members' interest                                        454,153       876,943
                                                      -----------   -----------
          Total liabilities, minority interest and
          members'interest                            $   739,141   $ 1,237,273
                                                      ===========   ===========


 The accompanying notes are an integral part of these financial statements.

OFS BRIGHTWAVE, LLC
CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
(U.S. DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------
                                                             FOR THE PERIOD FROM
                                                                 INCEPTION
                                                             (NOVEMBER 17, 2001)
                                             YEAR ENDED              TO
                                          DECEMBER 31, 2002   DECEMBER 31, 2001

 Revenues                                 $         84,300    $          29,340
 Revenue from affiliate                             12,798                    -
                                          ----------------    -----------------
                                                    97,098               29,340
 Cost of revenues                                  241,570               65,951
                                          ----------------    -----------------
 Gross margin                                     (144,472)             (36,611)
                                          ----------------    -----------------
 Operating expenses
   Research and development                          7,339                  794
   In process research and development                   -               13,000
   Marketing and sales                              27,972                3,823
   General and administrative                       46,519                7,004
   Restructuring charges                           104,653                    -
   Asset impairment charges                        133,834                    -
   Amortization of intangible assets                15,032                2,145
                                          ----------------    -----------------
          Total operating expenses                 335,349               26,766
                                          ----------------    -----------------
 Operating loss                                   (479,821)             (63,377)
 Interest expense, net                              (4,359)                (622)
 Other expense                                        (347)                   -
 Other income from affiliates                        9,146                1,431
 Minority interest                                  11,817                1,315
                                          ----------------    -----------------
 Loss before income taxes                         (463,564)             (61,253)
 Benefit from income taxes                          32,058                    -
                                          ----------------    -----------------
 Net loss                                         (431,506)             (61,253)
 Other comprehensive loss
   Foreign currency translation
   adjustments                                         603                    2
                                          ----------------    -----------------
          Comprehensive loss              $       (430,903)   $         (61,251)
                                          ================    =================

 The accompanying notes are an integral part of these financial statements.

OFS BRIGHTWAVE, LLC
CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' INTEREST
(U.S. DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------
Balance at November 17, 2001                                     $      938,194

   Net loss for the period from inception (November 17,
    2001) to December 31, 2001                                          (61,253)

   Effect of foreign currency translation                                     2
                                                                 --------------

Balance at December 31, 2001                                            876,943

   Net loss                                                            (431,506)

   Contribution from member for additional joint venture                  7,000

   Contribution from member for additional transaction costs              1,113

   Effect of foreign currency translation                                   603
                                                                 --------------

 Balance at December 31, 2002                                    $      454,153
                                                                 ==============

 The accompanying notes are an integral part of these financial statements.

OFS BRIGHTWAVE, LLC
CONSOLIDATED STATEMENT OF CASH FLOWS
(U.S. DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------
                                                            FOR THE PERIOD FROM
                                                                 INCEPTION
                                                             (NOVEMBER 17, 2001)
                                             YEAR ENDED              TO
                                          DECEMBER 31, 2002   DECEMBER 31, 2001
Net cash used in operating activities
  Net loss                                $        (431,506)  $         (61,253)
  Adjustments to reconcile net loss to
   net cash used in operating activities
    Depreciation of property, plant and
    equipment                                        52,447               7,542
    Amortization and in-process
      research and development charge                15,032              15,145
    Allowance for doubtful accounts                     894                   -
    Impairment charges                              133,834                   -
    Non-cash restructuring charges                   76,599                   -
    Deferred income taxes                           (32,058)                  -
    Minority interest in equity of
     affiliates                                     (11,817)             (1,315)
    Changes in assets and liabilities
      Accounts receivable                            25,979             (21,755)
      Receivable from affiliates                     (1,162)            (25,506)
      Other receivables                               7,508                   -
      Inventories                                    35,952              16,144
      Accounts payable                              (11,584)             14,751
      Payable to affiliates                           1,142              24,191
      Payroll and benefits liabilities                4,724               4,963
      Change in pension assets and
       liabilities                                    3,319                 490
      Acquisition related reimbursements to
       members                                      (22,954)              2,947
      Acquisition related liabilities               (24,838)               (459)
      Other, net                                      1,711               5,552
                                          -----------------   -----------------
         Net cash used in operating
          activities                               (176,778)            (18,563)
                                          -----------------   -----------------
Cash flow from investing activities
  Cash paid for acquisition, net of cash
   acquired                                          (6,563)                  -
  Cash expenditures for propertyand equipment        (8,478)             (4,201)
                                          -----------------   -----------------
         Net cash used in investing
          activities                                (15,041)             (4,201)
                                          -----------------   -----------------
Cash flow from financing activities
  Issuance of debt to members                        25,000             150,000
  Contributions from member                           8,114                   -
  Repayment of obligations under capital
   leases                                            (1,268)               (124)
                                          -----------------   -----------------
         Net cash provided byfinancing
          activities                                 31,846             149,876
                                          -----------------   -----------------
Net (decrease) increase in cash                    (159,973)            127,112
Cash and cash equivalents at beginning of
 period                                             171,421              44,309
                                          -----------------   -----------------
Cash and cash equivalents at end of period      $    11,448         $   171,421
                                          =================   =================


 The accompanying notes are an integral part of these financial statements.

OFS BRIGHTWAVE, LLC
NOTES TO FINANCIAL STATEMENTS
(U.S. DOLLARS IN THOUSANDS)
------------------------------------------------------------------------------


1.   BACKGROUND AND BASIS OF PRESENTATION

     The  accompanying   consolidated   financial  statements  present  the
     financial position, results of operations and cash flows of OFS BrightWave, LLC, a Delaware limited liability company ("the Company" or "BrightWave"), a majority owned subsidiary of Fitel USA Corporation, a Delaware corporation ("Fitel USA"). Fitel USA's ultimate parent is The Furukawa Electric Co., ltd. ("Furukawa") of Japan. The Company is a designer, manufacturer and supplier of leading edge optical fiber cable for high speed optical networks. The Company has facilities located in the United States, Brazil, Germany, and Russia. The Company also manufactures fiber under a contract manufacturing agreement for OFS Fitel, LLC ("Fitel"), a wholly owned subsidiary of Fitel USA.

     These financial statements have been prepared in United States dollars and in accordance with generally accepted accounting principles in the United States of America ("GAAP"), using the push down accounting basis to record the acquisition described in Note 2.

     As described in Note 2, BrightWave is owned 81.6% by Fitel USA and 18.4% by CommScope Optical Technologies, Inc., a wholly-owned subsidiary of CommScope Inc. ("CommScope"). In addition, income and loss is allocated to the members proportionately according to their respective ownership interest in the Company. Fitel is considered an affiliate of the Company for financial reporting purposes. Fitel USA and CommScope are considered members for financial reporting purposes.


2.   FORMATION OF COMPANY

     On November 17, 2001, the inception of the Company, Furukawa purchased Lucent Technologies' optical fiber solutions business for $2,300 million. The business operations were separated into two entities, Fitel and BrightWave. Fitel is comprised of the Optical Connectivity Business ("Connectivity"), the Specialty Photonics Business ("Specialty") and Optical Fiber ("Fiber"). BrightWave is comprised of the Fiber Optic Cable Business ("FOC") assets that provide contract-manufacturing services to Fiber and the manufacturing of fiber optic cable. CommScope, Inc. ("CommScope"), purchased an 18.4% interest in BrightWave for approximately $173 million at the time of Fitel USA's purchase of BrightWave. Approximately $1,359 million of the $2,300 million purchase price was allocated to Fitel and the balance, approximately $941 million to BrightWave based on the relative fair value of the businesses. The Sviazstroy-I joint venture in Russia was included in the purchase agreement and valued at $7,000, however the sale was subject to the approval of the other partner in the joint venture.

     In the third quarter of 2002, the Company paid $7,000 for a 51% interest in the Sviazstroy 1 joint venture. The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values at the date the acquisition was completed. The results of operations of this joint venture have been consolidated into those of the Company beginning August 1, 2002. The excess consideration above the fair value of the net assets acquired was $2,052 and has been included in goodwill. The acquisition is not material for pro-forma financial information disclosures.

     The purchase price allocated to the Company was allocated to the tangible and intangible assets and liabilities and in-process research and development ("IPR&D") based upon their fair values at the date of the acquisition. The excess of the purchase price allocated to the Company over the fair value of the net assets and in-process research and development has been recorded as goodwill. The amount of the purchase price allocated to BrightWave was allocated as follows:


         Consideration paid by members                              $   933,601
         Joint venture company not included at closing
          and purchased in 2002                                           7,000
         Costs incurred by members in formation
          of the company, net of reimbursements                           4,593
                                                                    -----------
                                                                        945,194
         Fair value of tangible assets required
          Cash                                                           44,743
          Trade receivables                                              18,549
          Receivable due from lucent                                      7,508
          Inventory                                                      79,588
          Amounts due from affiliates related to pension
            and other postretirement benefits                             3,733
          Fixed assets                                                  630,540
          Other assets                                                   11,512
                                                                    -----------
                                                                        796,173
                                                                    -----------
         Fair value of liabilities assumed
          Acquisition related reimbursements to members                  22,699
          Acquisition related liabilities                                26,397
          Deferred tax liability                                         32,058
          Other liabilities                                              24,706
          Pension obligations                                             3,536

          Minority interest                                              58,469
                                                                    -----------
                                                                        167,865
                                                                    -----------
         Identifiable specified intangible assets                       168,000
         In process research and development                             13,000
         Goodwill                                                       135,886
                                                                    -----------
               Total                                                $   945,194
                                                                    ===========

     Acquisition reimbursements to members represents legal and severance benefit costs incurred by the respective members on behalf of the Company. Through a Memorandum of Understanding, the members agreed on amounts to be reimbursed upon formation of the Company.

     Acquisition related liabilities represents involuntary employee termination benefits and other costs that qualify for recognition under EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

     A charge of $13,000 for IPR&D was recorded in the results from operations for the period ended December 31, 2001. The IPR&D product process technology includes proprietary technology that is currently under development to support future products. Specifically, projects to develop next generation optical fiber and cable designs were assessed in this analysis.

     An independent appraisal firm employed the royalty savings method to identify the fair value of the IPR&D and other identifiable intangibles. Discounted cash flow methods were employed to evaluate existing product process technology and incomplete technology. Future revenue projections were allocated for all existing technology and current IPR&D projects. All current IPR&D projects are expected to be released by late 2003. For both existing product process technology and IPR&D product process technology, initially allocated percentages of revenue are reduced over time. The pattern of reduction is intended to reflect the anticipated life cycle of the assets and the re-engineering of the assets over that life cycle. A discount rate of 15%, representing the required rate of return for the asset, was used in the determination of the fair value of the IPR&D process technology.


3.   RELATED PARTY TRANSACTIONS INCLUDING DEBT DUE TO MEMBERS

     CONTRACT MANUFACTURING AND FIBER SUPPLY AGREEMENTS WITH OFS FITEL, LLC The Company entered into a 3-year renewable manufacturing agreement with Fitel. OFS BrightWave earns gross margin on the production and sale of fiber to Fitel as a contract manufacturer. The sales price of fiber to Fitel is based upon transfer prices established by the Board of Managers of the Company and Fitel. Under the agreement, the Company agrees to purchase all raw materials for fiber production from Fitel or a supplier designated by Fitel and be Fitel's contract manufacturer in conjunction with Fitel's own fiber making capacity. There were no purchases of raw materials from Fitel during the period from inception (November 17, 2001) to December 31, 2002. Concurrently, the Company entered into a 3-year renewable sale supply agreement with Fitel to purchase all of the necessary fiber used in the manufacturing of the Company's cable products. Fitel earns gross margin on the sale of fiber to the Company based upon transfer prices established by the Board of Managers of the Company and Fitel. For financial reporting purposes, revenues are recognized on the sale of fiber to Fitel when the fiber is sold to an external third party of Fitel or is sold as fiber optic cable to an external third party customer by the Company. For the year ending December 31, 2002, the Company recognized revenue of $9,191 under this agreement. Under the supply agreement, Fitel sold $14,140 and $12,590 of fiber to the Company during the year ended December 31, 2002 and the period from inception (November 17, 2001) to December 31, 2001, respectively. The Board of Managers of the Company and Fitel are controlled by Fitel USA.

     NOTES PAYABLE TO MEMBERS
     On November 16, 2001 and in connection with CommScope's acquisition of an 18.4% interest in the Company, the Company entered into a credit facility with CommScope. The Agreement provides for a $30 million revolving credit facility maturing on November 16, 2006. The Company has drawn the full amount under the credit agreement as of December 31, 2002. Accrued interest is payable in quarterly installments. The revolving credit facility bears an interest rate determined by the 3-month London Interbank Offered Rate ("LIBOR") plus an applicable margin of 1.75%. The LIBOR rate was 1.38% and 1.82% at December 31, 2002 and 2001, respectively. Accrued interest payable at December 31, 2002 was approximately $263.

     On November 19, 2001, the Company entered into a revolving credit facility with Fitel USA. The agreement provides a $120 million revolving credit facility to the Company maturing on November 16, 2006. On December 18, 2002, the Company signed a promissory note with Fitel USA in the amount of $25 million maturing on March 31, 2003. The Company has drawn $120 million under the credit agreement and $25 million under the promissory note as of December 31, 2002. Accrued interest for both loans is payable in quarterly installments. The revolving credit facility and promissory note bear an interest rate determined by the 3-month London Interbank Offered Rate ("LIBOR") plus an applicable margin of 1.75%. The LIBOR was 1.38% and 1.82% at December 31, 2002 and 2001, respectively.

     SUPPORT FROM FURUKAWA
     Furukawa will provide the necessary funds to allow the Company to continue its operations through March 31, 2004. Hence, the Company's financial statements have been presented on a going concern basis, which contemplates the realization of assets and liabilities in the normal course of business.

     OTHER
     The Company paid management fees to Fitel USA in the amount of $1,175 and $135 for the year ended December 31, 2002 and the period from November 17 to December 31, 2001, respectively. The fee represents reimbursable costs incurred by Fitel USA for operating costs of the holding company.

     The Company recorded rental income in other income of $9,146 and $1,431 from Fitel for its use of space at the Company's Norcross, Georgia facility for the year ended December 31, 2002 and for the period from November 17, 2001 to December 31, 2001, respectively.

     Transition from Lucent required the Company and Fitel to enter into certain transition service agreements with Lucent. Lucent charged the Company and Fitel for specific usage of their services including certain electronic data interfacing, payroll and benefits processing and information systems resources. The charges are allocated between the Company and Fitel based on headcount and percentage of revenue. The results from operations include expenses of $2.8 million and $5.3 million for transition service agreements for the year ended December 31, 2002 and for the period from inception (November 17, 2001) to December 31, 2001, respectively. As of December 31, 2002, all transition service agreements have been completed.

     The Company shares certain management and overhead services with Fitel, a wholly owned subsidiary of Fitel USA. These shared services consist of managerial resources, information technology, risk management, and human resources functions. The costs for these shared services are allocated between the Company and Fitel based on expected usage for these services. Management believes this provides a reasonable allocation of the charges. The results from operation include $29.3 million and $4.5 million of allocated shared services charges for the year ended December 31, 2002 and for the period from inception (November 17, 2001) to December 31, 2001, respectively.

     The Company recorded revenue of $517 from sales to CommScope for the year ended December 31, 2002. Included in the consolidated balance sheet as of December 31, 2002 is $28 of accounts receivable from CommScope. Included in the Company's results from operations is $935 of interest expense related to notes payable to CommScope.

     As part of the purchase of the interest in BrightWave, Furukawa granted CommScope a put for the amount of their investment interest in the Company of approximately $173 million. The put gives CommScope the right to sell to Furukawa all of the membership interest owned by CommScope and its Affiliates. As amended on October 9, 2002, the put is exercisable by CommScope commencing on February 15, 2006 and ending on March 15, 2006. The put is an obligation of Furukawa and does not represent a liability of BrightWave.


4.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF CONSOLIDATION
     The Company consolidates companies in which it exercises control. The results of subsidiaries are included in the consolidated financial statements from the effective date of acquisition. The Company eliminates all significant intercompany balances and transactions in consolidation.

     USE OF ESTIMATES
     The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. Significant estimates include the allowance for doubtful accounts, useful lives of fixed assets and identifiable intangible assets, valuation allowance on deferred tax assets, amounts reported for long-term obligations, such as amounts reported for pension and post employment benefits and reserves for excess or obsolete inventory. Actual results could differ from those estimates.

     FOREIGN CURRENCY
     For operations outside of the United States that prepare financial statements in currencies other than the U.S. dollar, results of operations and cash flows are translated at average exchange rates during the period, and assets and liabilities are translated at end of period exchange rates. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency) are included in the consolidated statement of operations and comprehensive income.

     REVENUE RECOGNITION
     Revenue is generally recognized when all significant contractual obligations have been satisfied, collection of the fixed and determinable receivable is reasonably assured, and the product is delivered to a third party customer.

     SHIPPING AND HANDLING COSTS
     Shipping and handling fees related to sales transactions are billed to customers and recorded as revenue. Shipping and handling costs incurred are recorded in cost of revenues.

     RESEARCH AND DEVELOPMENT COSTS
     Research  and  development  costs  include  salaries,   supplies,  and
     facility costs attributed to research and development activities and are charged to expense as incurred.

     CASH AND CASH EQUIVALENTS
     Cash  and  cash  equivalents   represent  bank  deposits  and  certain
     short-term investments. All highly liquid investments with maturities of three months or less are considered to be cash equivalents.

     INVENTORIES
     Inventories are stated at the lower of cost (determined principally on a first-in, first-out basis) or market.

     PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment are recorded at cost. Depreciation commences once an asset has been placed into service. Depreciation is determined using a straight-line method over the estimated useful lives of the various asset classes. Estimated lives range from three to twelve years for machinery, electronic and other equipment, and twenty-five years for buildings.

     Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the consolidated balance sheets and any gain or loss is reflected in the consolidated statements of operations.

     INTERNAL USE SOFTWARE
     Certain costs of computer software developed or obtained for internal use are capitalized and amortized on a straight-line basis over three years. Costs for general and administrative overhead, maintenance and training, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred.

     GOODWILL AND OTHER ACQUIRED INTANGIBLES
     In accordance with SFAS 142, "Goodwill and Other Intangible Assets," goodwill is no longer amortized. Other intangible assets are amortized on a straight-line basis over the useful life of the asset, which is the period the asset is expected to contribute directly or indirectly to future cash flows. A range of 8 to 16 years has been used for amortization of specific intangible assets.

     IMPAIRMENT OF GOODWILL AND OTHER LONG-LIVED ASSETS
     In accordance with SFAS 142, "Goodwill and Other Intangible Assets", goodwill will be reviewed for impairment on an annual basis. Additionally, goodwill is tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the entity below its carrying value. In accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", other long-lived assets, which include property, plant and equipment, will be reviewed for impairment when factors indicate that a potential impairment may have occurred. Impairment occurs when the carrying amount of the asset exceeds its implied fair value. When the carrying amount of the asset exceeds the fair value, the Company recognizes an impairment loss in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the asset becomes its new accounting basis.

     ACCRUED PRODUCT WARRANTY COSTS
     The Company offers a wide variety of warranty terms for its products. Warranty accruals are determined based on historical results of product returns and warranty expense of the previous owner. All warranty obligations anticipated to be fulfilled beyond one year are classified as noncurrent liabilities. The following table reconciles the changes in the product warranty liability included in the consolidated balance sheet:

                                                            DECEMBER 31,
                                                                2002

        Liability at beginning of period                    $      600
        Warranty accruals during the period                        179
        Settlements during the period                              (59)
                                                            -----------
        Liability at end of the period                      $      720
                                                            ===========

     PENSION ASSETS AND BENEFIT OBLIGATION
     The pension asset and benefit obligation information represents the Company's sponsored plans and its allocated share of Fitel's non-contributory pensions, health and welfare and life plan in which the Company participates. The allocation from plans participated in by the Company is based on the headcount and salary levels associated with the Company's employees for the period presented. Benefit obligations primarily consist of the Company's post retirement plan liability and are not based on allocation.

     INCOME TAXES
     The Company is organized as a limited liability company and is treated as a partnership for income tax purposes. Fitel USA and CommScope are responsible for the payment of taxes due on the earnings of the Company. The consolidated financial statements of the Company include wholly-owned corporations that are responsible for paying taxes as a corporation. For these corporations, the asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Valuation allowances are recorded when necessary to reduce deferred tax assets to the realizable amounts when it becomes more likely than not the deferred tax assets will not be realized by the Company.

     CONCENTRATION OF CREDIT RISK
     One customer accounts for 13% of the Company's revenue and another customer accounts for 26% of the Company's accounts receivable. The Company expects a significant portion of its future revenues to continue to be generated by a limited number of customers. The loss of any of these customers or any substantial reduction in orders by any of these customers could materially and adversely affect the Company's operating results. The Company has a significant concentration of customers in the telecommunications industry.

     RISKS AND UNCERTAINTIES
     The Company operates in several foreign jurisdictions, which present certain macro-economic and regulatory risks and uncertainties. Areas of uncertainty include the likely future direction of economic and regulatory policy, as well as political developments. Additionally, the telecommunications industry remains highly regulated and restrictions in certain foreign countries may limit the degree in which foreign-owned entities may operate. The Company also has a significant investment in plant and equipment and significant intangible assets which may not be recoverable in future periods due to the unpredictable nature of the fiber and fiber optic cable markets. Our customers are concentrated in the telecommunications industry and the Company's results of operations will be impacted significantly by the levels of capital expenditure of companies in this industry segment. Management of BrightWave is unable to predict what changes in conditions may occur and what the effects of such changes may be on the financial position and results of operations of the Company.

     RECLASSIFICATION
     Certain prior period balances have been reclassified in order to conform with current presentation.


5.   INTANGIBLE ASSETS


                                                   AS OF DECEMBER 31, 2002
                                               -------------------------------
                                               GROSS CARRYING     ACCUMULATED
                                                   AMOUNT        AMORTIZATION
                                               --------------    -------------

   Amortized intangible assets
     Trademark                                 $     20,000      $     (2,500)
     Existing Core Process Technology                56,000            (4,200)
     Existing Product Process Technology             57,000            (8,016)
     Customer Relationships                          35,000            (2,461)
                                               --------------    -------------
        Total                                  $    168,000      $    (17,177)
                                               ==============    =============
   Unamortized intangible assets
     Goodwill                                  $      2,052
                                               --------------
   Aggregate Amortization Expense
     For period from inception (November 17,
      2001) to December 31, 2001 including
      IPR&D charge                             $     15,145
     For the year ended December 31, 2002            15,032
   Estimated Amortization Expense
     For the year ended 12/31/03               $     15,268
     For the year ended 12/31/04               $     15,268
     For the year ended 12/31/05               $     15,268
     For the year ended 12/31/06               $     15,268
     For the year ended 12/31/07               $     15,268

     The fair values of the acquired intangible assets were estimated using the expected present value of future cash flows. Amortization expense is calculated on a straight-line basis over a period ranging from 8 to 16 years. Trademarks are deemed to have a useful life of 9 years and will cease amortizing on November 17, 2010. Existing core process technology has a useful life of 15 years and will cease amortizing on November 17, 2016. The existing product process technology has a useful life of 8 years and will cease amortization on November 17, 2009. Customer relationships are amortized over a 16-year period.

     During the second quarter of 2002, the Company undertook steps to significantly reduce headcount and restructure the fiber and cable production process among the production plants. These steps were the result of the continued weakening of demand and decline in the pricing of the worldwide fiber and fiber-optic cable markets. The Company revised downward both its long-term and short-term sales forecasts. Management determined these circumstances and actions to be a triggering event as defined by SFAS No. 142 "Goodwill and Other Intangible Assets" and SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets."

     The Company tested its fixed assets, goodwill and definite-lived intangible assets for recoverability as of May 31, 2002. Management performed an analysis on an undiscounted cash flow basis, which indicated that the long-lived assets, excluding goodwill, were not impaired. Management engaged a valuation specialist to perform an independent valuation of the business enterprise value, along with the associated specified intangible assets and goodwill. This analysis was performed using a discounted cash flow model based on forward-looking information regarding market share, revenues, costs, and an appropriate discount rate to arrive at the fair value of each intangible asset. As a result, the Company identified that goodwill had been impaired and recorded a goodwill impairment charge of $133.8 million as an operating expense in 2002.


6.   RESTRUCTURING ACTIONS

     As a result of the continued weakening demand and decline in the pricing in the world-wide fiber and fiber-optic cable markets, the Company implemented plans during 2002 to restructure its production process and reduce operating costs. The Company recorded a charge of $104,653 in 2002 for business restructuring expenses. The components of the charge include $28,054 of employee separation costs and $76,599 of asset abandonment charges.

     The employee separation costs were incurred in connection with the elimination of approximately 800 positions worldwide, consisting of both management and union-represented employees. Certain fixed assets in Norcross, Georgia and Augsburg, Germany were abandoned due to new sourcing plans and lack of foreseeable demand for certain products. The assets have no remaining useful life and their net book values were written-down to zero. The table below summarizes the status of the Company's restructuring reserve during 2002.

                                                            Cash     Remaining
                                                          Payments   Reserve at
                                       Total    Non-Cash   Made in  December 31,
                                      Charges   Charges     2002       2002
                                    ---------- ---------  --------- -----------
 Asset abandonment                  $   76,599 $  76,599  $       - $         -
 Severance and workforce reduction      28,054         -     20,273       7,781
                                    ---------- ---------  --------- -----------
     Total                          $  104,653 $  76,599  $  20,273 $     7,781
                                    ========== =========  ========= ===========


7.   SUPPLEMENTAL INFORMATION

                                                     DECEMBER 31,  DECEMBER 31,
                                                        2002          2001
    Inventories
      Raw materials                                 $   17,493    $   22,906
      Work-in-process                                    3,967        29,936
      Finished goods                                     6,033         8,512
                                                    ----------    ----------
          Total inventories                         $   27,493    $   61,354
                                                    ==========    ==========
    Property, plant and equipment, net
      Land and improvements                         $   30,278    $   29,351
      Buildings and improvements                       182,990       197,105
      Machinery, electronic and other equipment        287,647       338,400
      Construction-in-progress                          55,648        61,110
                                                    ----------    ----------
          Total property, plant and equipment          556,563       625,966
      Less: accumulated depreciation                   (55,065)       (7,542)
                                                    ----------    ----------
          Property, plant and equipment, net        $  501,498    $  618,424
                                                    ==========    ==========


                                                    DECEMBER 31,   DECEMBER 31,
                                                       2002           2001
    Depreciation of property, plant
      and equipment                                 $   52,447    $    7,542

8.   COMMITMENTS AND CONTINGENCIES

     The Company has from time to time been involved in legal proceedings and litigation arising in the ordinary course of business. In the opinion of management, the outcome of all current proceedings, claims and litigation will not materially affect the Company's financial position.

     The Company has a supply agreement in place with a key supplier that extends beyond fiscal 2002. The agreement commits the Company to purchase from this supplier certain percentages of its total purchases of certain raw materials. Penalty clauses of up to $50 million take effect in 2004 through 2006 should these certain percentages of total purchases not be met.


9.   LEASES

     The Company leases land, building and equipment under agreements that expire in various years. Rental expense under operating leases was $7,501 for the year ended December 31, 2002. The table below shows the future minimum lease payments due under non-cancelable operating leases at December 31, 2002:

                                                CAPITAL       OPERATING
                                                 LEASES         LEASE

        2003                                   $   1,790     $    6,314
        2004                                       1,790          5,912
        2005                                       1,178          5,088
        2006                                           -          4,746
        2007                                           -          4,676
        Thereafter                                     -         33,082
                                               ---------     ----------
        Total minimum obligations              $   4,758     $   59,818
                                                             ==========

        Less interest on capital leases              382
                                               ---------
        Present value of net minimum
        obligation                                 4,376

        Less: current portion                      1,567
                                               ---------
        Long-term obligations at
        December 31, 2002                      $   2,809
                                               =========



10.  PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS

     OFS BrightWave sponsors a defined benefit pension plan, and a retiree healthcare plan and participates in a defined benefit pension plan, a retiree healthcare plan and a retiree life insurance plan, sponsored by Fitel. Substantially all of the hourly employees are covered by these plans. The amounts shown in the following tables include an allocation of the components of net periodic benefit cost for the plans in which OFS BrightWave participates.

     The following tables summarize benefit costs, as well as the assumptions, benefit obligations, changes in plan assets and funded status at or for the year ending December 31, 2002 and for the period from inception (November 17, 2001) through December 31, 2001.


                                          PENSION       OTHER                   PENSION         OTHER
                                          BENEFITS     BENEFITS                 BENEFITS       BENEFITS
                                            2002         2002         TOTAL       2001           2001          TOTAL
                                        ----------     ----------   ----------  ----------     ----------    ----------
CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning
  of period                             $   77,149     $   31,236               $   76,056     $   30,869
Service cost                                 5,059          1,110                      424            140
Interest cost                                5,526          2,242                      634            256
Actuarial (gain) or loss                     3,794            889                       (3)             -
Benefit paid                                (7,149)          (917)                    (156)           (29)
Curtailment                                    (15)          (149)                       -              -
Plan amendment                                   -              -                      194              -
Settlement                                    (667)             -                        -              -
                                        ----------     ----------               ----------     ----------    ----------

Benefit obligation at end of year       $   83,697     $   34,411               $   77,149     $   31,236
                                        ==========     ==========               ==========     ==========    ==========

CHANGE IN PLAN ASSETS
Fair value of plan assets at
  beginning of period                   $   92,470     $   15,429               $   91,189     $   15,297
Actual return on plan assets                (7,297)            25                      942            159
Asset transfer                               6,212          1,388                        -              -
Employer contribution                        1,044             19                      495              2
Benefits paid                               (7,149)          (917)                    (156)           (29)
Settlement                                    (667)             -                        -              -
                                        ----------     ----------               ----------     ----------    ----------

Fair value of plan assets at end
  of year                               $   84,613     $   15,944               $   92,470     $   15,429
                                        ==========     ==========               ==========     ==========    ==========

Funded status                                  916        (18,467)                  15,322        (15,807)
Unrecognized prior service cost                  -              -                      194              -
Unamortized net (gain) or loss              12,933          1,005                       (3)             -
                                        ----------     ----------               ----------     ----------    ----------

Prepaid (accrued) benefit cost          $   13,849     $  (17,462)              $   15,513     $  (15,807)
                                        ==========     ==========               ==========     ==========    ==========

Amounts recognized in the
  statement of financial
  position
     Prepaid benefit cost               $   16,951     $        -               $   17,265     $        -
     Accrued benefit liability              (3,102)       (17,462)                  (1,752)       (15,807)
                                        ----------     ----------               ----------     ----------    ----------

Net amount recognized                   $   13,849     $  (17,462)              $   15,513     $  (15,807)
                                        ==========     ==========               ==========     ==========    ==========

Amounts due from (owed to)
  Fitel for plans which
  BrightWave participates               $   15,619     $  (15,154)  $      465  $   17,242     $  (13,745)   $    3,497
                                        ==========     ==========   ==========  ==========     ==========    ==========

Pension obligations for plans
  which BrightWave sponsors             $   (1,770)    $   (2,308)  $   (4,078) $   (1,729)    $   (2,062)   $   (3,791)
                                        ==========     ==========   ==========  ==========     ==========    ==========



WEIGHTED-AVERAGE ASSUMPTIONS
  AS OF DECEMBER 31
    Discount rate                           6.75%           6.75%                    7.25%          7.25%
    Expected return on plan
      assets                                9.00%           9.00%                    9.00%          9.00%
    Rate of compensation
      increase                              4.90%           4.90%                    4.50%            N/A


     For measurement purposes, a 10 percent annual rate of increase in the per capita cost of covered health care benefits for participants under age 65 was assumed for 2002. The rate was assumed to decrease gradually to 5 percent for 2009 and remain at that level thereafter. A 12 percent annual rate of increase in the per capita cost of covered health care benefits for participants age 65 and over was assumed for 2002. The rate was assumed to decrease gradually to 5 percent for 2012 and remain at that level thereafter.


                                             PENSION       OTHER        PENSION         OTHER
                                             BENEFITS     BENEFITS      BENEFITS       BENEFITS
                                               2002         2002          2001           2001
                                           ----------     ----------    ----------     ----------

COMPONENT OF NET PERIODIC BENEFIT COST
Service cost                               $    5,059     $    1,110    $      424     $      140
Interest cost                                   5,526          2,242           634            256
Expected return on plan assets                 (8,238)        (1,378)         (944)          (159)
Recognized net actuarial (gain)/loss              168              -             -              -
                                           ----------     ----------    ----------     ----------

Total net periodic benefit cost            $    2,515     $    1,974    $      114     $      237
                                           ==========     ==========    ==========     ==========


     The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plan with accumulated benefit obligation in excess of plan assets were $3,991, $3,627, and $965, respectively as of December 31, 2002, and $2,288, $1,519, and $561, respectively, as of December 31, 2001.

     The Company has multiple non-pension postretirement benefit plans. The health care plans are contributory, with participants' contributions adjusted annually; the life insurance plan is noncontributory. The accounting for the health care plans anticipates future cost-sharing changes to the written plan that are consistent with the Company's expressed intent to cap its portion of the cost.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in the health care cost trend rates would have the following effects:

                                                   2002                         2001
                                          ------------------------    -----------------------
                                               1%           1%             1%          1%
                                           INCREASE     DECREASE       INCREASE     DECREASE

Effect on total of service and interest
  cost components                         $     199    $     (159)    $      16    $     (12)
Effect on postretirement benefit
  obligation                              $   1,581    $   (1,291)    $     632    $    (528)


11.   INCOME TAXES

     The Company is a partnership for U.S. Federal and state income tax purposes. Any taxes of the Company are the responsibility of the partners. The Company's foreign and domestic corporate subsidiaries file separate tax returns.

     As of December 31, 2002, BrightWave's corporate subsidiaries have U.S. and Non-U.S. net operating loss carryforwards of approximately $84 million, which begin expiring at varying times.

     The Company has recorded an income tax benefit for the year ended December 31, 2002 in the amount of $32,058. This benefit relates to the reduction in deferred tax liabilities.

     from fixed asset book-to-tax differences. Realization of the resulting deferred tax assets is dependent upon future taxable income. Accordingly, the Company has recorded valuation allowances of $26,091 and $740 as of December 31, 2002 and 2001, respectively, because realization of the net deferred tax asset cannot be sufficiently assured.

     The components of deferred tax assets and liabilities at December 31, 2002, for BrightWave's corporate subsidiaries subject to income tax, as are follows:

                                        DECEMBER 31,     DECEMBER 31,
                                            2002             2001

Deferred income tax assets
  Reserves and allowances               $      279       $       18
  Intangibles                               15,082                -
  Net operating loss/credit
    carryforwards                           31,524            2,769
                                        -----------      -----------

       Total deferred tax assets            46,885            2,787

Valuation allowance                        (26,091)            (740)
                                        -----------      -----------

       Net deferred tax assets              20,794            2,047

Deferred income tax liabilities
  Property, plant and equipments           (20,794)         (34,077)
  Intangibles                                    -              (28)
                                        -----------      -----------

                                           (20,794)         (34,105)
                                        -----------      -----------

       Net deferred tax liability       $        -       $  (32,058)
                                        ===========      ===========


     A reconciliation of the benefit for income taxes to the amount compiled by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                                  DECEMBER 31,
                                            2002             2001
                                        ------------     ------------

Tax at federal statutory rate (35%)     $  (167,247)     $   (21,438)
State, net of federal benefit                (3,340)               -
Tax benefit (expense) for partners          108,462           20,674
Change in valuation allowance                25,351              740
Tax rate difference on foreign
  operations                                   (542)              24
Other                                           258                -
                                        ------------     ------------

Provision for taxes                     $   (32,058)     $         -
                                        ============     ============

12.  SEGMENT REPORTING

     The Company has identified the following geographic reportable segments: North America, Europe/Middle East/Africa, and Other. Other includes Central America, Latin America, China, and Asia Pacific. The chief operating decision-makers of the Company evaluate the business on a global basis with consideration of resource allocation on a geographic basis. The accounting policies of the segments are the same as described in the summary of significant accounting policies. The Company evaluates segment performance based on operating income. Revenues for each segment are based on the location of the third-party customer. All intercompany transactions between segments have been eliminated. Segment results for the year ended December 31, 2002 and for the period from inception (November 17) to December 31, 2001 as follows:

                                                              EUROPE/
                                                              MIDDLE
                                               NORTH           EAST/                     COMBINED
                                              AMERICA         AFRICA         OTHER         TOTAL
                                           -------------   ------------   -----------   ------------

FOR THE YEAR ENDING DECEMBER 31, 2002
  Total revenues                           $     85,415    $    11,058    $      625    $    97,098
  Depreciation and amortization                  65,368          1,521           590         67,479
  Operating loss                               (406,659)       (51,575)      (21,587)      (479,821)
  Property, plant and equipment, net            479,990         15,712         5,796        501,498
  Capital expenditures                            8,219            235            24          8,478


                                                              EUROPE/
                                                              MIDDLE
                                               NORTH           EAST/                     COMBINED
                                              AMERICA         AFRICA         OTHER         TOTAL
                                           -------------   ------------   -----------   ------------

FOR THE PERIOD FROM NOVEMBER 17 TO
  DECEMBER 31, 2001
  Total revenues                           $     25,377    $     3,906    $       57    $    29,340
  Depreciation and amortization                  22,502            110            75         22,687
  Operating loss                                (60,892)        (1,644)         (841)       (63,277)
  Property, plant and equipment, net            603,286          8,259         6,879        618,424
  Capital expenditures                            3,621             12           568          4,201



13.  RECENT ACCOUNTING PRONOUNCEMENTS

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligation." SFAS No. 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. BrightWave will adopt this new standard effective January 1, 2003.

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements Nos. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other things, this statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt" (SFAS No. 4), which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result, the criteria in Accounting Principles Board Opinion No. 30, "Reporting the Results of the Operations - Reporting the Effects of

     Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," which requires gains and losses on extinguishments of debt to be classified as income or loss from continuing operations, will now be applied. BrightWave will adopt this new standard effective January 1, 2003.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." FAS 146 addresses significant issues relating to the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities, and nullifies the guidance in EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." BrightWave will adopt this new standard effective January 1, 2003.

     In November 2002, the FASB issued SFAS Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34." FIN 45 clarifies the requirements of SFAS No. 5, "Accounting for Contingencies," relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of the interpretation are effective for financial statements of periods that end after December 15, 2002 (see Note 4). However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002.


14.  UNAUDITED QUARTERLY FINANCIAL RESULTS

     The following table presents the Company's unaudited quarterly results of operations for each quarter in the year ending December 31, 2002. The information has been prepared on the same basis as the audited financial statements. This table includes all adjustments that management considers necessary for the fair presentation of the Company's operating results for the quarters presented.




CONSOLIDATED STATEMENT OF                                 FOR THE 2002 QUARTER ENDING
    OPERATIONS DATA:                    --------------------------------------------------------------
                                           MARCH 31        JUNE 30      SEPTEMBER 30     DECEMBER 31
                                        ---------------  -----------  ---------------- ---------------
  Revenue                                   26,797           22,039       21,020           27,242
  Gross profit                             (48,434)         (47,023)     (27,320)         (21,695)
  Total operating expenses                  24,980          258,953       30,369           21,047
  Net loss                                 (69,083)        (269,560)     (53,992)         (38,871)


OFS BRIGHTWAVE, LLC
VALUATION AND QUALIFYING ACCOUNTS
(U.S. DOLLARS IN THOUSANDS)



                                   BEGINNING                 ADDITIONS                             BALANCE
                                   OF PERIOD      --------------------------------                  AS OF
                                 (NOVEMBER 17,       CHARGE          CHARGE TO                   DECEMBER 31,
DESCRIPTION                          2001)         TO EXPENSES     OTHER ACCOUNTS    DEDUCTIONS      2001
-----------                      -------------    --------------  ----------------   ----------  -----------


Allowance for uncollectible
  accounts                       $         -      $          -    $           -      $        -  $         -

Allowance for deferred tax
  assets                                   -                 -              740               -          740





                                                             ADDITIONS                             BALANCE
                                                  --------------------------------                  AS OF
                                   JANUARY 1,        CHARGE          CHARGE TO                    DECEMBER 31,
DESCRIPTION                          2002          TO EXPENSES     OTHER ACCOUNTS    DEDUCTIONS      2002
-----------                      -------------    --------------  ----------------   ----------  -----------


Allowance for uncollectible
  accounts                       $         -      $        894    $           -      $        -  $       894

Allowance for deferred tax
  assets                                 740                 -           25,351               -       26,091
